Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Salient MF Trust:

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

August 29, 2012